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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): July 26, 2001


                               GETTY REALTY CORP.
               (Exact Name of Registrant as Specified in Charter)


          Maryland                      1-13777                  11-3412575
(State or other Jurisdiction        (Commission File            (IRS Employer
      of Incorporation)                 Number)              Identification No.)


                              125 Jericho Turnpike
                                    Suite 103
                             Jericho, New York 11753
          (Address of Principal Executive Offices, including zip code)


       Registrant's telephone number, including area code: (516) 338-2600

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Item 1.    Not Applicable.

Item 2.    Not Applicable.

Item 3.    Not Applicable.

Item 4.    Not Applicable.

Item 5.    Other Events.

         On July 27, 2001, we announced that we had priced a public offering of
7.7 million shares of our common stock at $16.00 per share. The offering, which was lead managed by Merrill Lynch & Co. and co-managed by Legg Mason Wood Walker, Incorporated, is expected to close on August 1, 2001. We have granted the underwriters a 30-day option to purchase an additional 1.15 million shares of common stock at the public offering price to cover over-allotments if any. Purchasers of our common stock in the public offering will not receive any portion of the previously announced special one-time distribution of $4.15 per common share on any of the shares of common stock they purchase. Getty common stock sold in the public offering will be traded on the NYSE under the temporary symbol "GTY.T" until the special distribution is paid, after which all Getty common stock will be traded "ex dividend" on the NYSE under the symbol "GTY."

         We intend to use the proceeds of the offering to repay our existing debt and to pay the $64.1 million special distribution to our common and series A preferred stockholders announced on July 17, 2001. Payment of the special distribution is scheduled for August 2, 2001, conditioned upon successful closing of the offering and approval by our stockholders of ownership limitations typical for real estate investment trusts (REITs) at a special stockholders' meeting scheduled for August 1, 2001.

         Following the closing of the offering and payment of the special distribution, we will elect to be taxed as a REIT under the federal income tax laws beginning with the year ending December 31, 2001. As a REIT, we would be required at a minimum to distribute at least 90% of our taxable income to stockholders each year. If we elect REIT status, we intend to pay common stock dividends of $0.4125 per quarter ($1.65 per share on an annual basis), commencing with the quarterly dividend to be declared in September 2001. Payment of dividends is subject to market conditions, our financial condition, the distribution preferences of our preferred stock and other factors, and therefore cannot be assured.

         Our second quarter ended on June 30, 2001. On a preliminary basis, revenues from rental properties for the quarter were $17.1 million, including $2.1 million of deferred rent receivable recognized during the period related to future annual rent increases under the master lease with Marketing. Pre-tax earnings are estimated at $9.3 million for the current year quarter compared to $6.0 million for the same quarter last year. Our "funds from operations" available to common stockholders for the quarter ended June 30, 2001 is estimated at $7.7 million, as compared to $6.8 million for the quarter ended June 30, 2000. Our "funds from operations" before preferred stock dividends for the quarter ended June 30, 2001 is estimated at $9.0 million, as compared to $8.1 million for the quarter ended June 30, 2000. We compute "funds from operations" as net earnings available to common stockholders before provision for income taxes (computed in accordance with generally accepted accounting principles), plus real estate related depreciation and amortization and excluding gains (or losses) from sales of property and straight line rent.
These current quarter amounts are preliminary and may be modified as our quarterly review process is completed.

Item 6.    Not Applicable.

Item 7.    Exhibits.

           A press release issued by the Company on July 27, 2001, is attached hereto as Exhibit 99.1. Our Prospectus Supplement dated July 26, 2001 to the Prospectus dated July 3, 2001 relating to the offering includes a description of certain risk factors relating to the offering and ownership of our securities in general, which descriptions are set forth in Exhibit 99.2 attached hereto. The underwriting agreement, terms agreement, and opinions attached hereto as Exhibits 99.3 through 99.6, each related to the offering of our common stock, are incorporated herein by reference in answer to this Item 7 and our exhibits to our Registration Statement on Form S-3 (Registration No. 333-63060).

Item 8.    Not Applicable.

Item 9.    Not Applicable.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   GETTY REALTY CORP.



                                   By: /s/ Randi Young Filip
                                       -----------------------------------------
                                       Randi Young Filip
                                       Vice President, General Counsel and
                                            Corporate Secretary


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                                  EXHIBIT INDEX

Exhibit Number          Description
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99.1                    Press Release dated July 27, 2001

99.2                    Risk Factors from Prospectus Supplement dated July 26,
                        2001

99.3                    Underwriting Agreement dated July 26, 2001

99.4                    Terms Agreement dated July 26, 2001

99.5                    Opinion of Ballard Spahr Andrews & Ingersoll, LLP dated
                        July 26, 2001

99.6 Opinion of Latham & Watkins dated July 19, 2001 as to certain tax matters





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